UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 21, 2012 (June 15, 2012)

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

333-155299	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan,   MN  55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information included in Item 3.02 below is incorporated by reference in its entirety.

Item 3.02	Unregistered Sales of Equity Securities.

On June 15, 2012, BioDrain Medical, Inc. (the “Company”) sold and issued 2,214,142 units of its securities (each a “Unit”, collectively, the “Units”), at a price of $0.07 per Unit, for aggregate proceeds of $154,989.93. Each Unit consists of one share of common stock of the Company (“Common Stock”) and a warrant (collectively, the “Warrants”) to purchase one share of Common Stock. The Warrants are exercisable at an exercise price of $0.15 per share (the “Exercise Price”) any time after the date of issuance (the “Issue Date”) until 5:00 p.m. Eastern time on the fifth anniversary of the Issue Date (the “Expiration Date”). In addition, provided that the shares of Common Stock underlying the Warrants are not registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and the fair market value of one share of Common Stock is greater than the Exercise Price, any time from and after the 180th day following the Issue Date until the Expiration Date, the Warrants may be exercised on a cashless basis. The Units were sold and issued pursuant to the form of Securities Purchase Agreement, and the Warrants were issued in the form of, Exhibits 10.1 and 4.1, respectively, of this Current Report. No commissions were paid in respect of the sale of the Units. The Units and securities underlying the Units were issued in reliance upon the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended, inasmuch as the Units were sold to accredited investors only and the Company did not engage in any general advertisement or general solicitation in connection with the offering of the Units. As of the date of this filing, there are 65,309,406 shares of common stock of the Company issued and outstanding.

The above descriptions of the Securities Purchase Agreements and Warrants are intended to be a summary only and are qualified in their entirety by the terms of such documents, which are attached as exhibits to this Current Report.

Item 9.01.	Exhibits and Financial Statements

10.1	Form of Securities Purchase Agreement.
4.1.	Form of Warrant issued in the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2012

BIODRAIN MEDICAL, INC.

By:	/s/ Josh Kornberg
Josh Kornberg
Chief Executive Officer